SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 10, 2006
ALKERMES, INC.
(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA (State or Other Jurisdiction of Incorporation)	1-14131 (Commission File Number)	23-2472830 (I.R.S. Employer Identification No.)

88 Sidney Street Cambridge, Massachusetts (Address of principal executive offices)	02139 (Zip Code)
Registrant’s telephone number, including area code: (617) 494-0171
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02    Non-Reliance on Previously issued Financial Statements or a Related Audit Report or Completed Interim Review.
In May 2006, Alkermes, Inc. was mentioned in an analyst’s report suggesting that the Company was at moderate risk for options backdating (the “Report”) with respect to its annual grants of options to all employees of the Company dated October 28, 1999 and November 20, 2000. Shortly after the Report appeared, we were contacted by the United States Securities and Exchange Commission (“SEC”) with respect to our option practices for the years mentioned in the Report. We have cooperated fully with the SEC’s informal inquiry, which is ongoing. As a result of the publication of the Report, and concurrent with the SEC’s informal inquiry, the audit committee of the Board of Directors undertook an investigation into our option practices for the period 1999 to 2002. The review was conducted with the assistance of outside legal counsel and outside accounting consultants. The audit committee has completed its investigation and has concluded that nothing has come to its attention that would cause it to believe that there are any instances where management of the Company or the compensation committee of the Company retroactively selected a date for the grant of stock options during the 1999 through 2002 period. Also, management has reviewed its option grant practices for the period from 1999 through the first quarter of fiscal 2007. In the course of management’s inquiry, we identified certain issues with respect to the measurement date for one grant in each of 2000 and 2005 as a result of changes that may have been made to option grants for a limited number of non-executive employees subsequent to the grant date and have determined that the accounting for the 2000 and 2005 grants needs to be adjusted. In both instances, the aggregate amount of options granted decreased after the grant date. No options from either the 2000 or 2005 grant have been exercised. The Company has determined that the aggregate non-cash, stock based compensation expenses related to the 2000 grant is approximately $9.7 million. With respect to the 2005 grant, since the new measurement date for the 2005 grant had a lower stock price than that used in its original accounting, we do not believe any adjustment to our financial statements is required with respect to this grant, other than modifications to pro forma disclosures provided in the Notes to the Consolidated Financial Statements.
As a result of the review, the Company restated its previously issued financial statements and amended its Annual Report on Form 10-K for the fiscal year ended March 31, 2006. On August 14, 2006, the Company filed its Amended Annual Report on 10-K/A for fiscal year ended March 31, 2006 (the “Form 10-K/A”) to restate its consolidated balance sheets as of March 31, 2006 and 2005, its consolidated statements of operations and comprehensive income (loss) for the years ended March 31, 2005 and 2004, its consolidated statements of cash flows for the years ended March 31, 2005 and 2004, its consolidated statements of changes in stockholders’ equity for the years ended March 31, 2006, 2005 and 2004, and the related disclosures. The Form 10-K/A also restates the Company’s selected financial data contained in Part II, Item 6 thereof as of and for the years ended March 31, 2006, 2005, 2004, 2003 and 2002. The Company does not expect to file any additional Annual or Quarterly Reports or restate financial statements for any periods other than those contained in the Form 10-K/A as a result of the review described above. Also on August 14, 2006, the Company filed its Quarterly Report for the quarter ended June 30, 2006 (the “Form 10-Q”). Because of the need to restate the Company’s previously issued financial statements, the audit committee in consultation with management concluded on August 10, 2006 that previously issued financial statements, reports of our independent registered public accounting firm and related communications for all periods beginning October 1, 2000 through March 31, 2006 should not be relied on. The Company’s restated financial statements contained in the Form 10-K/A, as well as the Form 10-Q and other filings we make with the SEC may be accessed via the SEC’s web site at www.sec.gov or on the investor relations section of the Company’s web site at www.alkermes.com.
We have discussed these matters with Deloitte & Touche LLP, our independent registered public accounting firm.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES, INC.
Date: August 18, 2006	By:	/s/ Michael J. Landine
Michael J. Landine
Vice President, Corporate Development